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                                                                     EXHIBIT 2.2

                           AMENDMENT NO. 1 TO RESTATED
                        AGREEMENT AND PLAN OF ACQUISITION



         This Amendment No. 1 to Restated Agreement and Plan of Acquisition (this "Amendment") is entered into as of January 8, 1999 by and among Peptide Therapeutics Group plc ("Parent"), Peach Acquisition Corp. ("Merger Sub") and OraVax, Inc. ("Seller"). Capitalized terms not otherwise defined herein shall have the meanings given to them in that certain Agreement and Plan of Acquisition dated as of November 10, 1998 among Parent, Merger Sub and Seller (as restated, the "Merger Agreement").

         WHEREAS, Parent, Merger Sub and Seller have entered into the Merger Agreement pursuant to which Seller shall be acquired by Parent through a merger of Merger Sub with and into Seller; and

         WHEREAS, Parent, Merger Sub and Seller desire to amend the Merger Agreement as set forth herein pursuant to Section 9.5 thereto;

         NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

         1. Section 1.6(a) of the Merger Agreement is hereby amended to read in its entirety as follows:

                  "1.6     CONVERSION OF STOCK

                           (a) At the Effective Time, by virtue of the Merger
and without any action on the part of Parent, Merger Sub or Seller:

                                    (i) All shares of common stock, $0.001 par
value per share, of Seller (the "Seller Common Stock") outstanding immediately prior to the Effective Time, other than (A) shares held by Seller as treasury stock or shares held by any Seller Subsidiary (as defined in Section 2.4) and shares held by Parent or its affiliates and (B) Dissenting Shares (as defined in Section 1.9), shall be converted into and become the right to receive, in the aggregate, that number (subject to payment of cash in lieu of fractional shares as provided in Section 1.11) of ordinary shares, nominal value of 10 pence per share, of Parent ("Parent Common Stock"), determined by dividing (x) the Common Stock Consideration (as defined below) by (y) the Market Value (as defined below) of a share of Parent Common Stock. The "Common Stock Consideration" shall mean $15,000,000 less the sum of (A) $2,953,334 (the amount an affiliate of Parent paid on or about November 10, 1998 to acquire approximately 95% of the then outstanding shares of Seller Preferred Stock), (B) amounts payable by Parent pursuant to Section 1.6(a)(ii), provided, however, no deduction shall be made for payments pursuant to Section 1.6(a)(ii) with respect to shares of Parent Preferred Stock which Parent or its affiliates acquired on or about November 10, 1998 and subsequently transferred, (C) the excess of (x) the number of shares of Seller Common Stock represented by each Seller Option and Seller Common Warrant multiplied by the Conversion Ratio less (y) the exercise price for such shares for which


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(x) exceeds (y) (as such terms are hereinafter defined) and (D) all amounts paid or payable pursuant to Section 1.7(b) or otherwise paid or payable by Parent to acquire Seller Preferred Warrants. The Common Stock Consideration shall be reduced by the consideration that would otherwise be allocable to Dissenting Shares if the holders thereof had not properly exercised rights under the DGCL. The Common Stock consideration shall be increased by the percentage by which (x) the number of shares of Seller Common Stock outstanding at the Effective Time less (1) shares held by Seller as treasury stock, (2) shares held by any Seller Subsidiary, (3) shares held by Parent or its affiliates and (4) Dissenting
Shares exceeds (y) the number of shares of Seller Common Stock outstanding at the Effective Time less (1) shares held by Seller as treasury stock, (2) shares held by any Seller Subsidiary, (3) shares held by Parent or its affiliates, (4) Dissenting Shares and (5) without double counting, the number of shares of Seller Common Stock held by third parties who acquired those shares, directly or indirectly, from Parent or its affiliates, including by conversion of Seller Preferred Stock acquired, directly or indirectly, from Parent or its affiliates.

                                    (ii) Each share of Seller 6% Convertible
Preferred Stock ("Seller Preferred Stock") which has not been converted into Seller Common Stock prior to the Effective Time, other than shares of Seller Preferred Stock held by Parent or its affiliates, shall be converted into the greater of (x) the right to receive in cash $1,090.00 (the "Per Share Preferred Stock Consideration") plus accrued but unpaid dividends and (y) the Liquidation Preference pursuant to the terms of the Seller Preferred Stock.

                                    (iii) All shares of Seller Common Stock held
at the Effective Time by Seller as treasury stock or by a Seller Subsidiary, and all shares of Seller Preferred Stock and Seller Common Stock held at the Effective Time by Parent or its affiliates, shall be cancelled and no payment shall be made with respect thereto.

                                    (iv) All Dissenting Shares shall be handled
in accordance with Section 1.9.

                                    (v) Each share of common stock of Merger
Sub, $0.01 par value per share, outstanding immediately prior to the Effective Time shall be converted into and become one outstanding fully paid and nonassessable share of common stock of the Surviving Corporation."

         2. Except as amended hereby, the Merger Agreement shall remain unchanged and shall remain in full force and effect.

         3. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


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         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.


                                  PEPTIDE THERAPEUTICS GROUP PLC



                                  By: /S/ GORDON CAMERON
                                     -----------------------------
                                           Gordon Cameron
                                           Finance Director


                                  PEACH ACQUISITION CORP.



                                  By: /S/ GORDON CAMERON
                                     -----------------------------
                                         Gordon Cameron
                                         Treasurer


                                  ORAVAX, INC.



                                  By: /S/LANCE GORDON
                                     -----------------------------
                                         Lance Gordon
                                         President & CEO





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